Exhibit 99.1

Laureate Education Enters into Definitive Agreement with Ânima Holding S.A. for Sale of its Brazilian
Operations for Approximately R$4.6 Billion

Settles Legal Proceedings with Ser Educacional S.A.

BALTIMORE – November 2, 2020 (GLOBE NEWSWIRE) – Laureate Education, Inc. (NASDAQ: LAUR) announced today that it has entered into a definitive agreement with Ânima Holding S.A. (B3: ANIM3) for the sale of its Brazilian operations.

The transaction value is R$4.6 billion. Net of the termination fee payable to Ser Educacional S.A. (B3: SEER3) to be borne by Ânima, the transaction value is approximately R$4.4 billion (US$765 million at the current exchange rate), including R$3.8 billion in cash consideration, which is subject to certain adjustments, and the assumption of net indebtedness. Under the agreement with Ânima, the Company will be entitled to receive up to R$203 million in additional cash consideration if certain metrics are achieved following the closing.

The Company and Ser have agreed to terminate their previously announced transaction agreement and settle all legal proceedings related to such agreement. Ser and Ânima have agreed that Ânima will bear the R$180 million termination fee that the Company owes Ser in connection with the termination of the transaction agreement.

Ânima is one of the largest private higher education organizations in Brazil, with around 140,000 students in the states of São Paulo, Minas Gerais, Goiás, Santa Catarina, Paraná, Bahia and Sergipe. Ânima’s mission is to build a national network of educational institutions committed to quality, innovation and assessment of the learning process and integrated with the regional culture.

Commenting on the transaction, President and Chief Executive Officer of the Company, Eilif Serck-Hanssen, said, “This strong outcome serves all of our stakeholders well. We are confident that our Brazilian institutions will thrive under Ânima’s ownership.”

The transaction is subject to certain closing conditions, including receipt of regulatory approval and approval by shareholders of Ânima. The transaction is targeted to close by the end of the second quarter of 2021.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties.  You can identify forward-looking statements because they often contain words such as “will”, “intend”, “subject to,” “expect” or similar expressions that concern the planned transaction or the Company’s strategy, plans or intentions.  Forward-looking statements are based on the Company’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from the Company’s expectations are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.  The Company is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by our status as one of the world’s largest Certified B Corporations® and being the first Public Benefit Corporation publicly listed on any stock exchange in the world.

About Laureate Brazil

Laureate operates 11 higher education institutions in Brazil: Business School São Paulo (BSP), CEDEPE Business School, Centro Universitário dos Guararapes (UniFG), Centro Universitário FADERGS, Centro Universitário FMU | FIAM-FAAM, Centro Universitário IBMR, Centro Universitário Ritter dos Reis (UniRitter), Faculdade Internacional da Paraíba (FPB), Universidade Anhembi Morumbi (UAM), Universidade Potiguar (UnP), and Universidade Salvador (UNIFACS).

Investor Relations Contact:

ir@laureate.net

Media Contact:

Adam Smith

Laureate Education, Inc.

adam.smith@laureate.net

U.S.: +1 (443) 255 0724